Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated August 31, 2011) and related Prospectus of Graphic Packaging Holding Company for the registration of any combination of common stock, preferred stock, debt securities, guarantees of debt securities, warrants to purchase common stock, preferred stock or debt securities, purchase contracts and units and of Graphic Packaging International, Inc. for the registration of any combination of debt securities and guarantees to purchase debt securities and to the incorporation by reference therein of our reports dated March 8, 2011, with respect to the consolidated financial statements of Graphic Packaging Holding Company, and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 29, 2011